UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2011

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Westpark Drive

McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 15, 2011, Sunrise Senior Living Investments, Inc. (“SSLII”), a wholly owned subsidiary of the Company, entered into a purchase and sale agreement (the “Purchase Agreement”) with Master MorSun Acquisition LLC (the “Seller”), an affiliate of an institutional investor, to purchase the Seller’s 80% ownership interest in a joint venture (the “Existing JV”) that indirectly owns seven senior living facilities (the “Facilities”) for a purchase price of approximately $52 million. SSLII currently owns the remaining 20% of the ownership interest in the Existing JV, and Sunrise Senior Living Management, Inc. (“SSLMI”), a wholly owned subsidiary of the Company, manages the Facilities.

The Purchase Agreement contains customary representations, warranties, covenants and conditions to closing for transactions of this type. Additionally, SSLII is entitled to assign its rights and obligations under the Purchase Agreement to CNL Income Partners, LP (“CNL”), to certain parties related to CNL, or to a joint venture between a CNL entity and SSLII or an affiliate, provided that certain conditions are met.

The Purchase Agreement requires an initial deposit of approximately $2.5 million which will become non-refundable (subject to certain exceptions) upon the expiration of the initial due diligence period ending August 30, 2011, unless SSLII terminates the Purchase Agreement for due diligence reasons prior to such date. SSLII may extend the due diligence period by making an additional deposit of approximately $2.5 million on or before August 30, 2011. The additional deposit will also become non-refundable (subject to certain exceptions) on September 26, 2011, unless SSLII terminates the Purchase Agreement for due diligence reasons prior to such date.

The Company expects the closing under the Purchase Agreement to occur by the end of September, although there can be no assurance that the transaction will close or, if it does, when the closing will occur.

Item 8.01. Other Events

SSLII, SSLMI and CNL also entered into an agreement (the “Framework Agreement,”) that provides the general framework for the parties to form a new joint venture (the “New JV”) that will acquire the Seller’s interest in the Existing JV.

Pursuant to the Framework Agreement and through a series of related transactions, SSLII will contribute its interest in the Existing JV (valued at approximately $16 million) along with other transactional and closing costs and its allocable share of the anticipated loan proceeds from new debt financing, which is expected to total approximately $120 million, to the New JV, and will receive an approximately 30% membership interest in the New JV. CNL will contribute approximately $34 million, along with other transactional and closing costs, and its pro rata share of the anticipated loan proceeds, and will receive the remaining approximately 70% membership interest in the New JV.

Following the closing, the New JV will own the Facilities, which will continue to be managed by SSLMI under new management agreements. In addition, the Framework Agreement provides for additional rights and obligations of SSLII and CNL in the New JV. Pursuant to the Framework Agreement, and in anticipation of forming the New JV, CNL provided the funds necessary to pay the initial deposit to Seller under the Purchase Agreement. The obligations of both parties to form the New JV and to fund their contributions to the New JV are subject to certain conditions, and there is no assurance that such conditions will be met or that the New JV will be formed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: August 19, 2011	By:	/s/ Mark S. Ordan
Name: Mark S. Ordan

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